UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): May 3, 2012 (April 27, 2012)

AMERICAN LIBERTY PETROLEUM CORP.

(Exact Name of Registrant as Specified in its Charter)

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Nevada	333-156077	98-0599151
(State of Incorporation)	(Commission File Number)	(IRS employer identification no.)

4900 California Ave, Tower B-210

Bakersfield, CA 93309

(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code: (661) 377-2911

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this report, the terms “ALP” and the “Company” means American Liberty Petroleum Corp., unless otherwise indicated.

ITEM 3.02 Unregistered Sales of Equity Securities.

On April 27, 2012, American Liberty Petroleum Corp. (the “Company”) completed a private placement (the “Private Placement”) of 198,413 Units to New World Petroleum Investments, Inc. (“New World”). Each Unit consisted of one share of Common Stock, $0.001 par value per share, of the Company (“Common Stock”), and one share purchase warrant (a “Warrant”). Each Warrant entitles the holder to purchase one additional share of Common Stock at a price of $1.89 per share at any time for a period of three (3) years from the date of issuance of the Units. The Company sold the Units for an aggregate purchase price of $250,000, representing approximately $1.26 per Unit.

The proceeds of the Private Placement will be used for general and administrative operating expenses of the Company. The Company may also use part of the proceeds of the Private Placement to fund its share of any operating, production or other costs that may be required under the Operating Agreements covering its oil and gas leases in Nye, Esmeralda and Mineral Counties, Nevada, as the available escrow funds for those leases become exhausted.

Neither the Units, nor the shares of Common Stock and Warrants comprising the Units, were registered under the Securities Act of 1933. The Private Placement was completed in reliance upon an exemption from registration pursuant to Regulation S promulgated under the Securities Act of 1933. New World has represented to the Company that it is not a US person as defined in Regulation S, and that it is acquiring the securities issued by the Company for investment purposes only and not with a view towards distribution.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 3, 2012	AMERICAN LIBERTY PETROLEUM CORP.

	By:	/s/ Alvaro Vollmers
President